EXHIBIT 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4, relating to the 6.5% cumulative convertible preferred stocks of Ampal American Israel Corporation, of Hod Hasharon Sport Center Limited of our report dated February 28, 2006 relating to the financial statements, which is included in the Ampal American Israel Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ KPMG Somekh Chaikin – Tel Aviv

March 26, 2006